EXHIBIT 99.1

PRESS RELEASE

Contacts:
Ana Cano (Media)	Kathy Guinnessey (Investors/Analysts)
ana.cano@eurorscg.com	guinnesseyk@dnb.com
212.367.6920	973.921.5892

D&B Announces Succession Plan

•	D&B Chairman and CEO Steven W. Alesio to Retire from company June 30, 2010

•	To Be Succeeded by Sara Mathew, President & COO

•	Mathew to become CEO, January 1, 2010

Short Hills, N.J. – November 12, 2009 – D&B (NYSE: DNB), the world’s leading source of commercial information and insight on businesses, today announced that chairman and chief executive officer Steven W. Alesio will retire from the company, effective June 30, 2010. Alesio will be succeeded by Sara Mathew. Mathew has been with D&B since 2001, and has been its president & chief operating officer since 2007.

This planned succession will take place with Mathew assuming CEO responsibilities and maintaining her president title, effective January 1, 2010. Alesio will continue as chairman of the board until June 30, 2010, at which point Mathew will then become chair of the board, effective July 1, 2010. The company has no immediate plans to fill the chief operating officer position.

“Having been with this great company for nine years now and as CEO for the past five years, I am proud of how the team has consistently created significant value for our shareholders,” said Alesio.

“Sara is a seasoned business leader, with a strong financial, strategic and operational background. She has been instrumental in leading our international business to high-growth, and is re-shaping the direction of our north american business. Having worked side by side with her at D&B for over 8 years, I am confident in her ability to lead our company into the future as its next CEO,” Alesio concluded.

Said Mathew, “I am looking forward to the opportunity to lead D&B. We are a strong, well-positioned company in a dynamic market, with a clearly defined strategy, a talented leadership team, and immense opportunities before us. By staying focused on driving profitable revenue growth through customer-centric innovation, I am confident we will continue to drive shareholder value in the years ahead.”

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Steve W. Alesio, 55, was named chief executive officer of D&B January 2005 and chairman in June 2005. Since May 2002, he served as president and chief operating officer as well as a member D&B’s board of directors. After joining D&B in January 2001, he held senior leadership positions with responsibility for global marketing, strategy implementation, international, technology and communications. Prior to joining D&B, Alesio spent 19 years in marketing and general management with the American Express Company. In his most recent position with that company, he served as president and general manager of the business services group, a provider of financial products to small businesses in the U.S. In that role, Alesio was a member of the company’s policy and planning committee. Alesio received a bachelor’s degree from St. Francis College, Pennsylvania, and a master’s degree in business administration from the University of Pennsylvania’s Wharton School.

Sara Mathew, 54, was named president and chief operating officer of D&B in February 2007, and has served as a member of D&B’s board of directors since January 2008. She joined D&B in August 2001 as chief financial officer. In January 2006, she added responsibility as president – international. In September 2006, she then became president – U.S. In February 2007, Sara was promoted to the company’s president and chief operating officer, relinquishing her role as CFO. Prior to joining D&B, Sara had an 18-year career with Procter & Gamble, where she served in a number of executive positions in finance and general management, both domestically and overseas.